Exhibit 99.1

Execution Version

SHARE PurchAse and Sale agreement

THIS SHARE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 10, 2022, by and between Citigroup Global Markets Inc. (“Seller”) and QH Hungary Holdings Limited (“Buyer”). Seller and Buyer are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”.

Background

A.       Seller desires to sell 50,000 shares of common stock, par value $1.00 per share of Quaker Chemical Corporation (the “Company” and such shares, the “Shares”) to Buyer, and Buyer desires to purchase the Shares from Seller, in each case upon the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.               Sale and Purchase of the Shares. Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to accept from Seller, all of Seller’s right, title and interest to the Shares, free and clear of any and all liens, mortgages, pledges, hypothecations, and any other security interests or rights of others (collectively, “Liens”), at a purchase price of $184.2694 per Share ($9,213,470 in the aggregate for all Shares). On the second business day following the date hereof (or such other date as agreed between the Parties) (the “Settlement Date”), the Shares so sold will be delivered by Seller on a delivery versus payment basis to the Buyer’s account specified in writing by Buyer to Seller, which shall be one or more “Collateral Account[s]” (as defined in the Margin Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Margin Loan Agreement”), dated as of April 9, 2020, by and among Buyer, as borrower, the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent and Calculation Agent.

2.              Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)       Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to enter into this Agreement and to undertake the transactions contemplated hereby without the consent of any other person or entity.

(b)     Seller has taken all requisite action to authorize Seller’s execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws and general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”). Seller’s execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or result in a breach of or default under any agreement to which Seller is a party or by which the Shares are bound.

(c)      On the Settlement Date, Seller is the record and beneficial owner of the Shares and has good, valid and marketable title to all of the Shares free and clear of any Liens. On the Settlement Date, Buyer will acquire good and valid title to the Shares free and clear of all Liens.

3.              Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)       Buyer is duly incorporated, organized and validly existing under the laws of the Cayman Islands with full power and authority to carry out its obligations under this Agreement and to effect the transactions contemplated herein.

(b)      Buyer has taken all requisite action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

(c)       Buyer acknowledges, without admitting or confirming, that it may be deemed an affiliate of the Company and in such capacity the Shares would be deemed “control securities” subject to restrictions on transfer under the federal securities laws and would be freely transferable only pursuant to an effective registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or in accordance with Rule 144 under the Securities Act.

4.               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

5.              Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.

6.              Entire Agreement. This Agreement represents the entire agreement of the Parties and supersedes all other understandings or agreements with respect to the subject matter hereof.

7.              Amendment. This Agreement may not be modified or amended except by an instrument in writing executed by each Party.

8.              Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time be deemed a waiver or relinquishment of such right or power at any other time or times.

9.              Captions. The headings of sections are included solely for convenience of reference only and do not form a part of this Agreement.

10.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then the provision will be interpreted to be only so broad as is enforceable.

11.           Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original but all of which will constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Eric Natelson
Name: Eric Natelson
Title: Authorized Signatory

BUYER:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

[Signature Page – Share Purchase and Sale Agreement]